UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 11, 2015

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STEELCASE INC.
(Exact name of registrant as specified in its charter)

Michigan	1-13873	38-0819050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer identification number)

901 44th Street SE
Grand Rapids, Michigan		49508
(Address or principal executive offices)		(Zip code)

Registrant's telephone number, including area code: (616) 247-2710

None
(Former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 [    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 [    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)
 [    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 [    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 Costs Associated with Exit or Disposal Activities

On March 11, 2015, Steelcase Inc. (the “Company”) announced it has initiated procedures with the applicable work councils regarding a project to establish a Learning + Innovation Center in Munich, Germany.    In order to foster and accelerate innovation, this new facility would pull together in one location more than 150 people involved in the research, design, engineering, marketing and support functions driving new product development in the Company’s Europe, Middle East and Africa (“EMEA”) region.  The space would be designed to reflect the Company’s latest research around collaboration and innovation, with the objective of accelerating the pace and increasing the productivity and impact of product development efforts.  The new center would host customers, architects, designers and others to come to collaborate around innovation or who wish to explore some of the emerging ideas around how space might be used.  The center would also be a place for leadership to gather to support innovation and learning and to engage with customers.  The Company chose Munich due to its global character, close proximity to existing and potential customers and easy access from the entire EMEA region.

The project would involve the relocation of certain positions, including positions in the product development, marketing, sales and learning and development functions, from the Company’s current locations in Rosenheim, Germany, and Schiltigheim, France, to the new location in Munich.  As the Munich center opens, the Company’s facilities in Rosenheim, Germany, would remain the home for the existing manufacturing plant and other functions, while the Company’s Schiltigheim, France, location would remain a business center and base for specific corporate functions.  The establishment of the Munich location would represent a further step in the Company’s implementation in the EMEA segment of various strategic initiatives that have been successful in driving revenue growth in the Americas segment over the past several years.  The Company expects the location in Munich, once fully operational in fiscal year 2017, would help drive revenue growth and market share gains in the EMEA segment.

In connection with this project, the Company would be offering to relocate employees in the affected positions to the new location in Munich.  The Company expects to incur an aggregate of between $15 million and $17 million in restructuring costs in connection with this project, including approximately $8 million to $10 million in costs associated with employee and equipment moves, retention compensation and consulting cost and approximately $7 million in potential separation costs for those employees who do not move.  In addition, the Company expects that it may incur up to approximately $10 million in operating expenses associated with overlapping facilities and staffing during the implementation of the project.  These costs all represent future cash expenditures, and the actual amounts may vary depending on which employees relocate to the location in Munich.  These costs are expected to be incurred throughout fiscal year 2016 and the first half of fiscal year 2017.

The economic environment in Western Europe remains challenging, impacting the demand for the Company’s products and solutions in the EMEA segment.  The project being announced today, in addition to previously announced actions, are part of the Company’s on-going multi-year EMEA strategy to improve revenue and the fitness of its business model.  The Company anticipates the EMEA segment will continue to report adjusted operating losses until the benefits of the multi-year EMEA strategy are more fully realized and the overall economic environment in Western Europe improves.

From time to time, in written and oral statements, the Company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the Company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; the Company's restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in this Report, the Company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STEELCASE INC.

By:	/s/ Mark T. Mossing

Mark T. Mossing Corporate Controller and Chief Accounting Officer (Duly Authorized Officer and Principal Financial Officer)

Date: March 11, 2015